Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Selective Insurance Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-125451, 333-97799, 333-87832, 333-88806, 333-41674, 333-37501, 333-31942, 333-10477), and the registration statements on Form S-3 (Nos. 2-80881, 333-101489, 333-110576, 333-136024, 333-137395) of Selective Insurance Group, Inc. of our reports dated February 28, 2006, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Selective Insurance Group, Inc. Our report on the financial statements refers to a change in accounting principle regarding the definition of cash equivalents in 2006 and a change in the method of accounting for share-based payments in 2005.
/s/ KPMG LLP
New York, New York
February 28, 2007